Exhibit 99.1

Contact: Gary R. Flaharty (713) 439-8039 H. Gene Shiels (713) 439-8822	Baker Hughes Incorporated P.O. Box 4740 Houston, Texas 77210-4740

Baker Hughes Announces Record Fourth Quarter Results

HOUSTON, Texas – February 17, 2005. Baker Hughes Incorporated (BHI — NYSE) announced today that, in accordance with generally accepted accounting principles (GAAP), income from continuing operations for the fourth quarter 2004 was $179.8 million or $0.53 per diluted share, compared to $106.0 million or $0.32 per diluted share for the fourth quarter 2003 and $137.3 million or $0.41 per diluted share for the third quarter 2004. Income from continuing operations for the year 2004 was $528.2 million or $1.57 per diluted share, compared to $177.9 million or $0.53 per diluted share for the year 2003.

Net income for the fourth quarter 2004 was $179.6 million or $0.53 per diluted share, compared to $101.6 million or $0.30 per diluted share for the fourth quarter 2003 and $137.5 million or $0.41 per diluted share for the third quarter 2004. Net income for the year 2004 was $528.6 million or $1.58 per diluted share, compared to $128.9 million or $0.38 per diluted share for the year 2003.

Operating profit, which is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items, was $179.8 million or $0.53 per diluted share for the fourth quarter 2004, compared to $106.0 million or $0.32 per diluted share for the fourth quarter 2003 and $137.3 million or $0.41 per diluted share for the third quarter 2004. Operating profit was $528.2 million or $1.57 per diluted share for the year 2004, compared to $328.0 million or $0.98 per diluted share for the year 2003. There were no non-operational items in 2004. The non-operational items in 2003 were impairment and restructuring charges related to our 30% minority interest in WesternGeco, our seismic joint venture, impairment of our investment in WesternGeco and the reversal of a restructuring charge recorded in 2000. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in the section titled Reconciliation of GAAP Results and Operating Results in this news release.

Revenue for the fourth quarter 2004 was $1,679.1 million, up 18% compared to $1,428.0 million for the fourth quarter 2003 and up 9% compared to $1,538.1 million for the third quarter 2004. Revenue for the year 2004 was $6,103.8 million, up 16% compared to $5,252.4 million for 2003.

Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “Baker Hughes had a record fourth quarter. We reported record revenues, profits and operating margins.”

Mr. Deaton continued, “2004 was an excellent year for Baker Hughes and we expect 2005 to be an even better year. The oil and natural gas industry has recognized the need to invest to meet consumer demand, offset depletion, rebuild inventories and restore some cushion of productive capacity. We expect that our customers’ investments will grow the most in Russia, the Caspian area and in the Middle East and remain strong in North America. Increased raw material and labor costs will present challenges; however, the capital discipline in the service industry over the last few years has laid the foundation for improved profitability in 2005.”

Mr. Deaton concluded, “In my first 100 days with Baker Hughes, I have met with a number of our stakeholders. Our employees are enthusiastic, professional and dedicated to executing our Strategic Framework and living our Core Values. Our customers have been pleased with our performance and have helped us identify opportunities for growth. The company is well positioned and I am excited about the opportunities that lie ahead.”

Financial Flexibility

During the fourth quarter 2004, debt increased $40.9 million to $1,162.3 million, and cash increased $212.2 million to $319.0 million. In the fourth quarter 2004, the company’s capital expenditures were $106.0 million, depreciation and amortization was $95.8 million and dividend payments were $38.7 million.

In September 2002, the company’s Board of Directors authorized the company to repurchase up to $275.0 million of its common stock. During the fourth quarter 2004, the company did not purchase any shares. In total, the company has purchased approximately 8.1 million shares at a cost of $230.5 million and has authorization remaining to purchase up to $44.5 million in stock.

Financial Information

	Three Months Ended
(In millions, except per share amounts)	December 31,		September 30,
UNAUDITED	2004	2003	2004
Revenues	$1,679.1	$1,428.0	$1,538.1

Costs and Expenses:
Costs of revenues	1,177.3	1,022.3	1,103.8
Selling, general and administrative	239.5	231.3	229.7

Total costs and expenses	1,416.8	1,253.6	1,333.5

Operating income	262.3	174.4	204.6
Equity in income of affiliates	13.9	12.1	10.0
Interest expense	(18.9)	(25.0)	(17.6)
Interest income	3.2	1.6	0.8

Income from continuing operations before income taxes	260.5	163.1	197.8
Income taxes	(80.7)	(57.1)	(60.5)

Income from continuing operations	179.8	106.0	137.3
Discontinued operations:
Income (loss) from operations of Bird and BHMT	0.1	(2.5)	(0.3)
Loss on disposal of Bird	—	(1.9)	—
Gain (loss) on disposal of BHMT	(0.3)	—	0.5

Income (loss) from discontinued operations	(0.2)	(4.4)	0.2

Net income	$179.6	$101.6	$137.5

Basic earnings per share:
Income from continuing operations	$0.54	$0.32	$0.41
Income (loss) from discontinued operations	—	(0.01)	—

Net income	$0.54	$0.31	$0.41

Diluted earnings per share:
Income from continuing operations	$0.53	$0.32	$0.41
Income (loss) from discontinued operations	—	(0.02)	—

Net income	$0.53	$0.30	$0.41

Shares outstanding, basic (thousands)	335,558	333,103	334,114
Shares outstanding, diluted (thousands)	337,549	333,742	335,887

Depreciation and amortization expense	$95.8	$90.5	$91.5

Capital expenditures	$106.0	$134.1	$77.9

Financial Information

	Twelve Months Ended
(In millions, except per share amounts)	December 31,
UNAUDITED	2004	2003
Revenues	$6,103.8	$5,252.4

Costs and Expenses:
Costs of revenues	4,367.4	3,820.9
Selling, general and administrative	915.4	827.0
Impairment of investment in affiliate	—	45.3
Restructuring charge reversal	—	(1.1)

Total costs and expenses	5,282.8	4,692.1

Operating income	821.0	560.3
Equity in income (loss) of affiliates	36.3	(137.8)
Interest expense	(83.6)	(103.1)
Interest income	6.8	5.3

Income from continuing operations before income taxes	780.5	324.7
Income taxes	(252.3)	(146.8)

Income from continuing operations	528.2	177.9
Discontinued operations:
Income (loss) from operations of Bird, BHMT and oil producing operations	0.7	(7.6)
Gain on disposal of oil producing operations	—	4.1
Loss on disposal of EIMCO	—	(2.5)
Loss on disposal of Bird	(0.5)	(37.4)
Gain on disposal of BHMT	0.2	—

Income (loss) from discontinued operations	0.4	(43.4)

Income before cumulative effect of accounting change	528.6	134.5
Cumulative effect of accounting change, net of tax	—	(5.6)

Net income	$528.6	$128.9

Basic earnings per share:
Income from continuing operations	$1.58	$0.53
Income (loss) from discontinued operations	—	(0.13)
Cumulative effect of accounting change	—	(0.02)

Net income	$1.58	$0.38

Diluted earnings per share:
Income from continuing operations	$1.57	$0.53
Income (loss) from discontinued operations	0.01	(0.13)
Cumulative effect of accounting change	—	(0.02)

Net income	$1.58	$0.38

Shares outstanding, basic (thousands)	333,783	334,945
Shares outstanding, diluted (thousands)	335,566	335,914

Depreciation and amortization expense	$371.8	$347.5

Capital expenditures	$348.3	$404.3

Calculation of EBIT and EBITDA (non-GAAP measures)1

(In millions)	Three Months Ended
UNAUDITED	December 31,		September 30,
	2004	2003	2004
Income from continuing operations before income taxes	$260.5	$163.1	$197.8
Interest expense	18.9	25.0	17.6

Earnings before interest expense and taxes (EBIT)	279.4	188.1	215.4
Depreciation and amortization expense	95.8	90.5	91.5

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$375.2	$278.6	$306.9

	Twelve Months Ended
(In millions)	December 31,
UNAUDITED	2004	2003
Income from continuing operations before income taxes	$780.5	$324.7
Interest expense	83.6	103.1
Impairment of investment in affiliate	—	45.3
Restructuring charge reversal	—	(1.1)
Impairment and restructuring charges recorded in equity in income of affiliates	—	135.7

Earnings before interest expense and taxes (EBIT)	864.1	607.7

Depreciation and amortization expense	371.8	347.5

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$1,235.9	$955.2

1EBIT and EBITDA are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Consolidated Condensed Balance Sheets

	UNAUDITED	AUDITED
(In millions)	December 31, 2004	December 31, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$319.0	$98.4
Accounts receivable, net	1,356.1	1,141.8
Inventories	1,035.2	1,013.4
Deferred income taxes	193.5	170.8
Other current assets	56.6	58.1
Assets of discontinued operations	—	48.7

Total current assets	2,960.4	2,531.2

Investments in affiliates	678.1	691.3
Property, net	1,334.1	1,395.1
Goodwill	1,267.0	1,239.4
Intangible assets, net	155.1	163.4
Other assets	364.4	281.8

Total assets	$6,759.1	$6,302.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$454.3	$386.4
Short-term borrowings and current portion of long-term debt	76.0	351.4
Accrued employee compensation	368.8	277.8
Other accrued liabilities	330.2	279.3
Liabilities of discontinued operations	—	29.5

Total current liabilities	1,229.3	1,324.4

Long-term debt	1,086.3	1,133.0
Pensions and postretirement benefit obligations	308.3	311.1
Other liabilities	239.8	183.3

Stockholders’ equity:
Common stock	336.6	332.0
Capital in excess of par value	3,127.8	2,998.6
Retained earnings	545.9	170.9
Accumulated other comprehensive loss	(109.8)	(151.1)
Unearned compensation	(5.1)	—

Total stockholders’ equity	3,895.4	3,350.4

Total liabilities and stockholders’ equity	$6,759.1	$6,302.2

Reconciliation of GAAP Results and Operating Results

The following table reconciles GAAP and operating results for 2003. There were no non-operational items in 2004. Reconciliation of other prior periods can be found on the company’s website at www.bakerhughes.com/investor.

Reconciliation of GAAP Results and Operating Results (For the Twelve Months Ended December 31, 2003)
UNAUDITED	Recorded	Profit Before		Profit After	Diluted Earnings
(In millions except earnings per share)	As	Tax	Tax	Tax	Per Share

Income from continuing operations (GAAP)		$324.7	$(146.8)	$177.9	$0.53
Non-operational items:
BHI share of the WesternGeco venture restructuring charge	Equity in income of affiliates	135.7	(29.8)	105.9	0.32
Impairment of investment in affiliate	Impairment of investment in affiliate	45.3	—	45.3	0.13
Reversal of excess restructuring charge	Restructuring charge reversal	(1.1)	—	(1.1)	—

Operating profit[1], excluding impact of non- operational items		$504.6	$(176.6)	$328.0	$0.98

1Operating profit is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Reconciliation of GAAP and operating results for applicable historical periods can be found on the company’s website at www.bakerhughes.com/investor. Further, the “investor relations/financial information” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

Operational Highlights

Operational highlights for the three months and years ended December 31, 2004 and December 31, 2003 and the three months ended September 30, 2004 are detailed below. WesternGeco is our seismic joint venture with Schlumberger Limited. All results are unaudited and shown in millions.

Comparison of Quarters — Year over Year (For the Three Months Ended December 31, 2004 and 2003)
	Revenue		Operating Profit Before Tax
	Q4 2004	Q4 2003	Q4 2004	Q4 2003

Oilfield Operations, excluding WesternGeco	$1,678.1	$1,427.9	$318.9	$216.1
WesternGeco	—	—	12.6	8.7

Oilfield Operations	1,678.1	1,427.9	331.5	224.8
Corporate, net interest and other	1.0	0.1	(71.0)	(61.7)

Total	$1,679.1	$1,428.0	$260.5	$163.1

Comparison of Quarters — Sequential (For the Three Months Ended December 31, 2004 and September 30, 2004)
	Revenue		Operating Profit Before Tax
	Q4 2004	Q3 2004	Q4 2004	Q3 2004

Oilfield Operations, excluding WesternGeco	$1,678.1	$1,537.1	$318.9	$259.0
WesternGeco	—	—	12.6	9.1

Oilfield Operations	1,678.1	1,537.1	331.5	268.1
Corporate, net interest and other	1.0	1.0	(71.0)	(70.3)

Total	$1,679.1	$1,538.1	$260.5	$197.8

Comparison of Years (For the Twelve Months Ended December 31, 2004 and 2003)
	Revenue		Operating Profit Before Tax
	2004	2003	2004	2003

Oilfield Operations, excluding WesternGeco	$6,100.4	$5,252.3	$1,029.4	$758.9
WesternGeco	—	—	34.5	(9.8)

Oilfield Operations	6,100.4	5,252.3	1,063.9	749.1
Corporate, net interest and other	3.4	0.1	(283.4)	(244.5)

Total (excluding non-operational items)	6,103.8	5,252.4	780.5	504.6
Non-operational items[1]	—	—	—	(179.9)

Total	$6,103.8	$5,252.4	$780.5	$324.7

1Operating profit is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items. The company did not have any such non-operational items for exclusion in the third and fourth quarters of 2004 nor the fourth quarter 2003. Non-operational items were identified in the third quarter 2003. Income from continuing operations for 2003 is reconciled to operating profit in the section titled Reconciliation of GAAP Results and Operating Results in this news release. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Reconciliation of GAAP and operating results for applicable historical periods can be found on the company’s website at www.bakerhughes.com/investor. Further, the “investor relations/financial information” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

Oilfield Operations

Unless otherwise noted, all comments in this section refer to Baker Hughes Oilfield Operations, excluding WesternGeco. In July 2004, the company announced that it had formed a separate division, Baker Hughes Drilling Fluids, comprised of the oilfield drilling fluids, completion fluids and fluids environmental services businesses that were formerly part of INTEQ. All references to “INTEQ” in this news release refer to drilling and evaluation product lines that now comprise INTEQ unless explicitly specified otherwise.

Fourth quarter 2004 results include approximately $24.8 million of intellectual property license fees recorded as US revenue for Baker Atlas which are not expected to recur.

The following table details the percentage change in revenue in the fourth quarter 2004 compared to the fourth quarter 2003 and third quarter 2004.

Comparison of Revenue
(For the Three Months Ended December 31, 2004 Compared to the
Three Months Ended December 31, 2003 and September 30, 2004)
UNAUDITED

Division	December 31, 2003	September 30, 2004

INTEQ	19%	4%

Baker Hughes Drilling Fluids	15%	18%

Baker Atlas[1]	30%	26%

Baker Oil Tools	18%	10%

Baker Petrolite	9%	-1%

Centrilift	13%	4%

Hughes Christensen	18%	9%

Geography

North America[1]	20%	15%

Western Hemisphere[1]	19%	12%

Eastern Hemisphere	16%	6%

1Fourth quarter 2004 results include approximately $24.8 million of intellectual property license fees recorded as US revenue for Baker Atlas. Excluding these license fees, Baker Atlas revenues increased 17% compared to the December 2003 quarter and increased 14% compared to the September 2004 quarter; North American revenues increased 16% compared to the December 2003 quarter and increased 11% compared to the September 2004 quarter; Western Hemisphere revenues increased 16% compared to the December 2003 quarter and increased 9% compared to the September 2004 quarter; and total revenues increased 16% compared to the December 2003 quarter and increased 8% compared to the September 2004 quarter.

Revenue for the fourth quarter 2004 increased 18% compared to the fourth quarter 2003 and increased 9% compared to the third quarter 2004. Sequentially, revenues increased at all divisions except Baker Petrolite, which generally has its seasonal peak earnings in the third quarter of each year. In addition to record revenues for our Oilfield Operations, Baker Atlas, Baker Oil Tools, Hughes Christensen, and INTEQ (drilling and evaluation and drilling fluids combined) each had record revenues in the fourth quarter.

Every division reported improved profits in the fourth quarter 2004 compared to the fourth quarter 2003 and every division except Baker Petrolite reported improved profits compared to the third quarter 2004. In addition to record profits for our Oilfield Operations, Baker Atlas, Hughes Christensen and INTEQ (drilling and evaluation and drilling fluids combined) each reported record profits in the fourth quarter 2004.

The non-GAAP measure of pre-tax operating margin, which is operating profit before tax divided by revenue, was 19.0% for the fourth quarter 2004 compared to 15.1% for the fourth quarter 2003 and 16.8% for the third quarter 2004. In addition to record operating margins for our Oilfield Operations, Baker Atlas and INTEQ (drilling and evaluation and drilling fluids combined) each reported record operating margins in the fourth quarter 2004, and every division, except Baker Hughes Drilling Fluids, reported at least double digit operating margins. The operating margin for the year 2004 was 16.9% compared to 14.4% in 2003.

Corporate, Net Interest and Other

Corporate, net interest and other expenses were $71.0 million in the fourth quarter 2004, up $9.3 million from the fourth quarter 2003 and up $0.7 million from the third quarter 2004. The increase in corporate, net interest and other costs compared to the fourth quarter a year ago was primarily due to increased audit, legal and compliance costs, charges incurred that were related to assets retained from the sale of the former Process group, offset partially by lower net interest expense.

Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any acquisition, disposition, merger, joint venture, or other transaction that could occur in the future. These statements do not include the impact from the adoption of the revised FAS 123R, Accounting for Stock-Based Compensation, which we will adopt in the third quarter 2005. Statements regarding WesternGeco are based on information provided by WesternGeco, and therefore, are subject to the accuracy of that information. Additionally, forward-looking statements relating to WesternGeco are also subject to the factors listed in Forward-Looking Statements in this news release.

•	Revenues for the year 2005 are expected to be up 9% to 11% compared to the year 2004. Revenues in the first quarter 2005 are expected to be up 14% to 16% compared to the first quarter 2004 and down 4% to 6% compared to the fourth quarter 2004.

•	WesternGeco is expected to contribute $55 to $65 million in equity in income of affiliates for the year 2005 and $15 to $20 million for the first quarter 2005.

•	Corporate and other expenses, excluding interest expense, are expected to be between $185 and $200 million for the year 2005 and approximately $49 to $52 million in the first quarter 2005.

•	Net interest expense is expected to be between $55 and $60 million for the year 2005 and approximately $15 to $17 million in the first quarter 2005.

•	Income from continuing operations per diluted share is expected to be between $1.80 and $1.95 for the year 2005. Income from continuing operations per diluted share is expected to be between $0.39 and $0.42 in the first quarter 2005.

•	Capital spending is expected to be between $440 and $460 million for the year 2005.

•	Depreciation and amortization expense is expected to be between $410 and $430 million for the year 2005.

•	The tax rate on operating results for the year 2005 is expected to be approximately 34.0%.

The outlook for corporate and other expenses and income from continuing operations per diluted share do not consider the impact from the adoption of the revised FAS 123R, which the company will adopt in the third quarter of 2005. The company is currently in the process of evaluating the impact of this accounting standard. If it is adopted on a prospective basis it is expected to reduce income from continuing operations per diluted share by approximately $0.03 for the last six months of 2005.

Conference Call

The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on February 17, 2005. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Thursday, March 3, 2005. The number for the replay is (706) 645-9291 and the access code is 3213441. The call and replay will also be webcast on www.bakerhughes.com/investor.

Forward-Looking Statements

This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward–Looking Statement”). The words “expect,” “believe,” “will,” and similar expressions are intended to identify forward-looking statements. We undertake no obligation to publicly update or revise any forward–looking statement. We undertake no obligation to publicly update or revise any forward–looking statement. Our expectations regarding our business outlook, including changes in our revenue, capital spending and profitability; oil and gas market conditions specific to our business; pricing, market share and contract terms; costs and availability of resources; changes in laws or regulatory conditions; economic conditions; and environmental matters are only forecasts regarding these matters.

These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:

•	Oil and gas market conditions – the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; seasonal and other weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum–producing or consuming regions; civil unrest or security conditions where we operate; expropriation of assets by governmental action.

•	Pricing, market share and contract terms – our ability to implement and affect price increases for our products and services; receipt of license fees; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies.

•	Costs and availability of resources – our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper and chemicals); our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long–lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor–related actions, including strikes, slowdowns and facility occupations.

•	Changes in laws or regulatory conditions – the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and internal investigations and legal proceedings; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; additional restrictions on doing business in countries subject to sanctions: changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of audits by various tax authorities; ability to fully utilize our tax loss carryforwards and tax credits.

•	Economic conditions – worldwide economic growth; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general.

•	Environmental matters – unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.

Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.

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NOT INTENDED FOR BENEFICIAL HOLDERS